EXHIBIT 99
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FOR IMMEDIATE RELEASE
For Further Information
Contact: Angela Toppi
Executive Vice President & CFO
203/853-4321




                   TRANS-LUX ANNOUNCES THIRD QUARTER RESULTS

NORWALK, CT, November 13, 2003 - Trans-Lux Corporation (AMEX: TLX), a leading supplier of programmable electronic information displays and owner/operator of cinemas, today reported financial results for the third quarter ended September 30, 2003.

As previously reported, during the nine months ended September 30, 2003, the Company sold its Custom Sports business and is therefore reporting lower revenues; in addition, the Company sold a vacant parcel of land adjacent to its headquarters. As a result, the Company reduced its long-term debt and has greater availability of cash. It should be noted that during the quarter ended September 30, 2002, the Company's results of operations included a gain on the sale of a parcel of land in Loveland, Colorado.

Trans-Lux President and Co-Chief Executive Officer Michael R. Mulcahy announced that revenues totaled $14.8 million for the third quarter, down from $22.0 million during the same period last year. Third quarter net income fell to $103,000 ($0.08 per basic and diluted share) from $180,000 ($0.14 per basic and diluted share) last year. Earnings before interest, income taxes, and depreciation and amortization ("EBITDA") dropped to $3.6 million from $4.0 million during last year's third quarter. The Board of Directors authorized payment of a regular quarterly cash dividend, payable on October 28, 2003 to all stockholders of record as of the close of business October 10, 2003. Holders of Common Stock received 3.5 cents per share and holders of Class B Stock received
3.15 cents per share. Mr. Mulcahy commented that adverse conditions in the financial services market that included further consolidation among brokerage firms and other financial institutions contributed to lower revenues. Additionally, revenues during the third quarter last year were augmented by two major installations for the Cincinnati Reds and Houston Texans by the Company's Custom Sports business.

For the nine months ended September 30, 2003, Trans-Lux revenues were $44.2 million, compared with $58.2 million reported last year. EBITDA increased by 8% to $12.3 million for the first nine months of 2003 from $11.4 million during the same period last year. Net income jumped up during the first nine months of the year to $938,000 ($0.74 per basic share, $0.54 per diluted share) from $291,000 ($0.23 per basic and diluted share) last year. This increase was due, in large part, to several actions taken during the first six months of 2003, including the sale of the Company's Custom Sports business, including its Utah manufacturing facility, and the sale of a vacant parcel of land adjacent to the Company's headquarters.

"Reduced interest rates, the foreign currency translation gains on the Australian and Canadian dollars and the cost-savings programs implemented earlier this year have helped the bottom line," noted Thomas Brandt, Trans-Lux Executive Vice President and Co-Chief Executive Officer. "However, insurance, medical and pension plan expenses remain costly."

The Company's Indoor Display division had another challenging quarter.
Customers have been somewhat reluctant to place major new orders or renew contracts due to market conditions - particularly in the financial and energy sectors - and there has been a significant number of disconnects of existing rental installations. The Company expects this to continue until its customers' businesses experience a turnaround.

Trans-Lux has developed special programs to further stimulate long-term customer relationships and continues to explore opportunities in new markets. One of the more significant orders for the division this quarter came from the London Stock Exchange for several proprietary design graphical LED Jet(R) electronic tickers for its new building - to be inaugurated in early 2004 - in the city of London. Despite the overall financial market downturn, the Company did receive several noteworthy orders from the banking and brokerage sectors for retail and trading display applications.

In the government and private sector, CBS Sports ordered a graphical LED Jet for the set used for NFL pre-game shows. The display is being used as a backdrop, highlighting sports information during broadcasts. The flow of sales for LED Jet, DataWall(R) and PictureWall(R) displays for business school classroom applications was consistent with prior quarters. Government work provided a steady flow of business as well, with new orders for GraphixWall(TM) displays for several government facilities.

The Company's Outdoor Display division announced the launch of CaptiVue(TM), a new product line of outdoor full matrix LED message centers offering greater design flexibility, modularity and increased clarity at an economical price, which is being well received in the commercial marketplace. Several new orders indicate interesting possibilities for this new product line. The catalog sports sector shows consistent levels of business, although not at last year's record levels.

A major highlight for the Entertainment/Real Estate division this quarter was breaking ground on the expansion and renovation of its High-Five Theatre complex in Durango, Colorado. Two more screens will be added to the complex, as well as stadium seating for some of the existing screens. The division had a successful quarter financially - revenues were up 5% and gross profits up 22% over the same quarter last year. Successful films included Pirates of the
Caribbean: The Curse of the Black Pearl, Seabiscuit and Terminator 3: Rise of the Machines.

Trans-Lux is a worldwide, full-service provider of integrated multimedia systems for today's communications environments. The essential elements of these systems are real-time, programmable electronic information displays Trans-Lux manufactures, distributes and services. Designed to meet the evolving communications needs of both the indoor and outdoor markets, these displays are used primarily in applications for the financial, banking, gaming, corporate, transportation, entertainment and sports industries. In addition to its display business, the Company owns and operates a chain of motion picture theatres in the western Mountain States.


(Table of Operations attached)

                                      ###


Safe Harbor Statement under the Private Securities Litigation Reform Act of
1995

The Company may, from time to time, provide estimates as to future performances. These forward-looking statements will be estimates and may or may not be realized by the Company. The Company undertakes no duty to update such forward-looking statements. Many factors could cause actual results to differ from these forward-looking statements, including loss of market share through competition, introduction of competing products by others, pressure on prices from competition or purchasers of the Company's products, interest rate and foreign exchange fluctuations, such as the decline in the value of the Australian dollar, terrorist acts and war.

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

                                         TRANS-LUX CORPORATION

                                         RESULTS OF OPERATIONS
                                              (Unaudited)

                                              THREE MONTHS ENDED                   NINE MONTHS ENDED
                                                 SEPTEMBER 30                         SEPTEMBER 30
                                              ----------------------               ---------------------
(In thousands, except per share data)            2003 (1)   2002 (2)                  2003 (1)  2002 (2)
                                              ----------------------               ---------------------
Revenues                                         $14,848    $22,016                   $44,211   $58,164
                                              ----------------------               ---------------------

Net income                                       $   103    $   180                   $   938   $   291

Calculation of EBITDA - add:
   Interest expense, net                             960      1,135                     2,891     3,322
   Provision for income taxes                        107        147                       976       238
   Depreciation and amortization                   2,452      2,521                     7,533     7,594
                                              ----------------------               ---------------------
EBITDA (3)                                       $ 3,622    $ 3,983                   $12,338   $11,445

Earnings per share:
   Basic                                           $0.08      $0.14                     $0.74     $0.23
   Diluted (4)                                     $0.08      $0.14                     $0.54     $0.23

Average common shares outstanding:
   Basic                                           1,261      1,261                     1,261     1,261
   Diluted (4)                                     1,261      1,261                     3,420     1,261

(1) During the first quarter of 2003, the Company sold its Custom Sports business and is therefore posting lower revenues since there were no further sales from Custom Sports after the first quarter of
2003.  During the second quarter of 2003, the Company sold a vacant parcel of land adjacent to its headquarters.

(2) During the third quarter of 2002, the Company's results of operations included a gain on the sale of a parcel of land in Loveland, CO.

(3) EBITDA is defined as earnings before effect of interest, income taxes, depreciation and amortization.  EBITDA is presented here because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness.  However, EBITDA should not be considered as an alternative to net income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity.  The Company's measure of EBITDA may not be comparable to similarly titled measures reported by other companies.

(4) The three months ended September 30, 2003 and the three and nine months ended September 30, 2002 diluted earnings per share calculations do not include the assumed conversion of the Company's 7-1/2%
convertible subordinated notes, as the effect is antidilutive.